Zarlink’s Board Recommends Rejection of Microsemi’s Offers and Updates Review Process

OTTAWA, CANADA, September 1, 2011 – Zarlink Semiconductor Inc. (TSX:ZL) (the “Company” or “Zarlink”) announced today that its Board of Directors (the “Board”) unanimously recommends that shareholders and debentureholders reject the unsolicited offers of August 17, 2011 by Microsemi Corporation’s wholly-owned subsidiary to purchase all of the Company’s outstanding common shares (the “Shares”) at CDN$3.35 per Share and all of the Company’s outstanding 6% unsecured, subordinated convertible debentures maturing September 30, 2012 (the “Debentures”) at CDN$1,367.35 per CDN$1,000 principal amount of Debentures (the “Microsemi Offers”).

“The Microsemi Offers significantly undervalue Zarlink, are highly opportunistic as they come at an inflection point in Zarlink’s financial, technological and operational repositioning and do not provide our shareholders and debentureholders with the value of our repositioning,” said Adam Chowaniec, Zarlink’s Chairman. He noted that “the Board believes, based on the level of interest which has been expressed to date, that it is likely that a transaction will emerge from the Board’s strategic process which is superior to the Microsemi Offers.”

The Board, after careful consideration and a thorough review process, including consultation with its financial and legal advisors, unanimously determined that the Microsemi Offers are NOT in the best interest of Shareholders and Debentureholders and other Zarlink stakeholders. The Board unanimously recommends that holders of Shares and Debentures REJECT the Microsemi Offers, TAKE NO ACTION and NOT TENDER their Shares and Debentures to the Microsemi Offers, and that any Shares or Debentures already tendered be WITHDRAWN.

The reasons for the Board’s recommendation are described in detail in Zarlink’s directors’ circular filed today with the Canadian securities regulators and the U.S. Securities and Exchange Commission and include:

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The Microsemi Offers significantly undervalue Zarlink and fail to reflect Zarlink’s prospects for continued growth and securityholder value creation. Consistent with solid financial results achieved, the Company, as a leader in areas such as high-growth timing and synchronization chips for wireless backhaul and optical networks, wireless semiconductor solutions for implanted and ingested medical devices and solutions and voice and power products, is poised to deliver strong earnings and cash flow growth, thereby creating value that is not reflected in the Microsemi Offers.

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The Microsemi Offers are highly opportunistic and are designed to capture Zarlink’s true value for Microsemi rather than paying it to Shareholders and Debentureholders. The Microsemi Offers would deprive Shareholders and Debentureholders of the value resulting from Zarlink’s successful technological, product and operational repositioning and do not capture the value of cost synergies and tax savings which Zarlink and multiple parties involved in the Company’s process view as significant. Also, the Microsemi Offers have been made during the summer holiday season to attempt to minimize the likelihood of Zarlink receiving superior competing bids by making the process of quickly accessing potential competing bidders, advisors and key personnel more difficult. Finally, the Microsemi Offers are low when compared to multiples paid in recent, comparable transactions in the semiconductor industry.

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The Board of Directors is aggressively pursuing a rigorous process designed to achieve a result for Shareholders and Debentureholders that is financially superior to the Microsemi Offers. Zarlink has initiated contact with, and been approached by, third parties who have expressed an interest in exploring a transaction with the Company to acquire either all or certain significant parts of the Company’s business. Interested parties have signed confidentiality and standstill agreements (NDAs) with Zarlink. Zarlink’s management, together with its financial advisors, met with, made detailed presentations to and distributed confidential information memoranda containing detailed financial, technical and operational information to those parties that have entered into NDAs. A number of parties have begun a due diligence process and have expressed interest in pursuing a transaction with Zarlink. Fifteen parties that signed NDAs are actively involved in the process and are in various stages of advancement. Zarlink and its financial advisors are actively pursuing the goal of entering into a transaction with a third party (or parties) that makes an offer which is superior to the Microsemi Offers and is in the best interests of Shareholders, Debentureholders and other stakeholders.

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The consideration under the Microsemi Offers represents a 6.7% DISCOUNT to the closing price on the TSX of the Shares and a 6.2% DISCOUNT to the closing price of the Debentures on the TSX on August 31, 2011, the last trading day prior to the date of the directors’ circular. Further, the consideration of CDN$3.35 per Share under the Microsemi Offers is 5.6% LOWER than the CDN$3.55 per Share that Microsemi itself had publicly stated that it might be willing to pay.

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The written opinions of Zarlink’s financial advisors, Canaccord Genuity and RBC Capital Markets, addressed to the Board advise that, as of the date of such opinions, the consideration being offered by the Microsemi Offers is, from a financial point of view, inadequate to Shareholders and Debentureholders.

•	All of Zarlink’s directors and officers, as well as its former President and Chief Executive Officer, intend to reject the Microsemi Offers.

For these reasons, the Board urges the Securityholders to REJECT the Microsemi Offers, TAKE NO ACTION and NOT TENDER their Shares or Debentures to the Microsemi Offers.

The directors’ circular is available on the Zarlink website at www.zarlink.com, has been filed on SEDAR at www.sedar.com and with the SEC at www.sec.gov and is being mailed to holders of Shares and Debentures. Any holder of Shares or Debentures who has tendered any Shares or Debentures to the Microsemi Offers should WITHDRAW them immediately. Holders of Shares and Debentures are encouraged to read the directors’ circular in its entirety, as it contains important information regarding the Board’s recommendation with respect to the Microsemi Offers. For more information on how to withdraw any Shares or Debentures tendered to the Microsemi Offers or for any other information, holders of Shares and Debentures may communicate with Georgeson Shareholder Communications Group Inc., the information agent retained by Zarlink, North American toll free at 1-888-605-8405 or via e-mail at askus@georgeson.com.

About Zarlink Semiconductor
Zarlink Semiconductor delivers world-leading, mixed-signal chip technologies for a broad range of communication and medical applications. The Company’s core capabilities include timing solutions that manage time-sensitive communication applications over wireless and wired networks, line circuits supporting high-quality voice services over cable and broadband connections, and ultra low-power radios enabling new wireless medical devices and therapies. Serving the world’s largest original equipment manufacturers, Zarlink’s highly integrated chip solutions help customers simplify design, lower costs and reach market quickly. For more information, visit www.zarlink.com.

Shareholders and other individuals wishing to receive, free of charge, copies of the reports filed with the U.S. Securities and Exchange Commission and Canadian Securities Regulatory Authorities, should visit the Company’s web site at www.zarlink.com or contact Investor Relations.

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the applicable regulations of the Canadian Securities Administrators. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, among others, the following: the consequences of the Microsemi Offers; our dependence on the successful development and market introduction of new products; our ability to integrate any business, technologies, product lines or services that we have or will acquire; our dependence on revenue generation from our legacy products in order to fund development of our new products; current market conditions, including the lack of liquidity in the markets and economic slowdown, may increase our operating costs or reduce our revenue, thereby negatively impacting our operating results; our ability to operate profitably and generate positive cash flows in the future; significant fluctuations in foreign exchange rates may adversely impact our results of operations; our dependence on our foundry suppliers and third-party subcontractors; order cancellations and deferrals by our customers; our substantial indebtedness could adversely affect our financial position; the cost and accounting implications of compliance with new accounting standards; the lack of any alternative transactions or the terms and conditions of any alternative transactions not being acceptable and other factors referenced in our Annual Report on Form 20-F. Investors are encouraged to consider the risks detailed in this filing.

Zarlink and the Zarlink Semiconductor logo are trademarks of Zarlink Semiconductor Inc.

For further information:

Ed Goffin
Media Relations and Investor Relations
Zarlink Semiconductor
613 270-7112
edward.goffin@zarlink.com

Georgeson Shareholder Communications Group Inc.
1-888-605-8405
askus@georgeson.com
Tim Lynch / Eric Bonarch / Jennifer Freidman
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449